Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

December 27, 2019

MicroVision, Inc.

6244 185th Avenue NE, Suite 100

Redmond, Washington 98052

Attn:    David J. Westgor

Re:  Registration Statement on Form S-3 (File No. 333-228113)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), for the registration of shares of common stock, par value of $0.001 per share (the “Shares”), of MicroVision, Inc., a Delaware corporation (the “Company”), that may be issued from time to time pursuant to a purchase agreement dated as of December 27, 2019 by and between the Company and Lincoln Park Capital Fund, LLC (the “Purchase Agreement”).

We have acted as counsel for the Company in connection with the issuance of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K for incorporation by reference into the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

MicroVision, Inc.	2	December 27, 2019

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours, /s/ Ropes & Gray LLP Ropes & Gray LLP